Execution Copy

Exhibit 4.93

First Amendment to Amended and Restated Loan and Security Agreement

This First Amendment to Amended and Restated Loan and Security Agreement, dated as of August 16, 2013 (the “Amendment”), is made pursuant to that certain Amended and Restated Loan and Security Agreement dated as of June 29, 2012 (as amended, modified or supplemented from time to time, the “Agreement”), among CAC Warehouse Funding III, LLC, a Delaware limited liability company, (the “Borrower”), Credit Acceptance Corporation, a Michigan corporation, (“Credit Acceptance”, the “Originator”, the “Servicer” or the “Custodian”), Fifth Third Bank, as the lender (the “Lender”), the deal agent (the “Deal Agent”) and the collateral agent (the “Collateral Agent”), and Systems & Services Technologies, Inc., as backup servicer (the “Backup Servicer”).

W i t n e s s e t h :

Whereas, the Borrower, Credit Acceptance, the Backup Servicer, the Lender, the Deal Agent and the Collateral Agent have previously entered into and are currently party to the Agreement;

Whereas, the Borrower has requested that certain amendments be made to the Agreement, and the Borrower, Credit Acceptance, the Backup Servicer, the Lender, the Deal Agent and the Collateral Agent are willing to amend the Agreement under the terms and conditions set forth in this Amendment;

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Defined Terms.  Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Agreement.

Section 2.Amendments.

2.1. Each of the following defined terms appearing in Section 1.1 of the Agreement is  hereby amended in its entirety and as so amended shall read as follows:

Contract Files: With respect to each Contract, the fully executed original counterpart of such Contract  or, in the case of any Contract constituting electronic chattel paper, the Authoritative Electronic Copy of the Contract (in each case, for UCC purposes), either a copy of the application to the appropriate state authorities for a Certificate of Title with respect to the related financed vehicle or a standard assurance in the form commonly used in the industry relating to the provision of a Certificate of Title or other evidence of lien, all original or electronic instruments modifying the terms and conditions of such Contract and the original or electronic endorsements or assignments of such Contract.

Pool: An identifiable group of Dealer Loan Contracts related to a particular Dealer Agreement identified on Schedule V hereto (as amended from time to time in accordance herewith), which, for the avoidance of doubt, may take the form of an Open Pool or Closed Pool at the time it is pledged hereunder.

Purchase Agreement: Each agreement between Credit Acceptance and any Dealer in substantially the form attached hereto as Exhibit P, together with any Dealer Collections Purchase Agreement.

Records: The Dealer Agreements, Contracts, Contract Files, certificates of title (and applications therefor) and all other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related contracts, records and other media for storage of information) in each case whether tangible or electronic that are maintained with respect to the Loans and the Contracts and the related Obligors.

2.2. The following new defined terms are hereby added to Section 1.1 of the Agreement in the appropriate alphabetical sequence:

           Authoritative Electronic Copy:  With respect to any Contract stored in an electronic medium, the single electronic “authoritative copy” (within the meaning of Section 9-105 of the UCC) of such Contract (i) that constitutes the single authoritative copy of the record or records comprising the related chattel paper which is unique, identifiable and, except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) that identifies Credit Acceptance as the sole assignee thereof, (iii) is communicated to and maintained by Credit Acceptance, (iv) copies or revisions to which that add or change an identified assignee thereof can only be made with the participation of Credit Acceptance, (v) for which any copy thereof is readily identifiable as a copy that is not the authoritative copy and (vi) for which any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

Closed Pool:  With respect to any Dealer Loan, a Pool as to which, pursuant to the terms of the related Dealer Agreement, no additional Dealer Loan Contracts may be allocated.

           Dealer Collections Purchase: Defined in Section 6.15(a).

Dealer Collections Purchase Agreement: Defined in Section 6.15(a).

           Dealer Collections Purchase Price: Defined in Section 6.15(b).

Open Pool:  With respect to any Dealer Loan, a Pool as to which, pursuant to the terms of the related Dealer Agreement, additional Dealer Loan Contracts may be allocated.

2.3. The defined term “Eligible Dealer Loan” appearing in Section 1.1 of the Agreement is amended by (i) deleting the word “and” from the end of clause (n) thereof, (ii) replacing the period (“.”) at the end of clause (o) thereof with “; and” and (iii) adding the following clause (p):

(p) if any Dealer Loan Contract securing such Dealer Loan is an electronic contract, such electronic contract constitutes “electronic chattel paper” and there is only a single “authoritative copy” (as such terms are used in Section 9-105 of the UCC) of such electronic contract and such “authoritative copy” constitutes an Authoritative Electronic Copy.

2.4. Clauses (a) and (m) of the defined term “Eligible Purchased Loan” appearing in Section 1.1 of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(a)which has been originated in the United States by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer’s business and is evidenced by a fully and properly executed Purchased Loan Contract of which there is only one original executed copy (or, if such Purchased Loan Contract is an electronic contract, there is only a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) of such electronic contract and such “authoritative copy” constitutes an Authoritative Electronic Copy);

(m) which (i) constitutes either “tangible chattel paper,” “electronic chattel paper” or a “payment intangible,” as such terms are defined in the UCC in the Relevant UCC State (ii) if “tangible chattel paper,” shall be maintained in its original “tangible” form, unless the Collateral Agent has consented in writing to such chattel paper being maintained in another form or medium, and (iii) if “electronic chattel paper,” there is only a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) and such “authoritative copy” constitutes an Authoritative Electronic Copy;

2.5. The defined term “Outstanding Balance” appearing in Section 1.1 of the Agreement is hereby amended by (a) deleting the word “and” from the end of clause (ii) thereof, and (b) replacing clause (iii) thereof in their entirety with the following new clauses (iii) and (iv):

(iii)with respect to any Purchased Loan (other than any Purchased Loan arising from a Dealer Collections Purchase Agreement) on any date of determination, the aggregate amount advanced under such Purchased Loan plus revenue accrued with respect to such Purchased Loan in accordance with Credit Acceptance’s accounting policies set forth in its periodic reports filed with the Securities and Exchange Commission plus recoveries on such Purchased Loan, if it has been written off, less Collections on the related Purchased Loan Contract applied through the date of determination to the reduction of the balance of such Purchase Loan and write offs of such Purchased Loan; and

           (iv)with respect to any Purchased Loan arising from a Dealer Collections Purchase Agreement on any date of determination, (A) such Purchased Loan’s pro rata share of the sum of (x) the Outstanding Balance of the related Dealer Loan as of the date of the related Dealer Collections Purchase and (y) the Dealer Collections Purchase Price with respect to such Dealer Loan (such pro rata share determined based on such Purchased Loan’s pro rata share of the forecasted collections on the pool of Purchased Loans which previously constituted Dealer Loan Contracts securing such Dealer Loan), plus following the acquisition of such Purchased Loan (B) revenue accrued with respect to such Purchased Loan in accordance with Credit Acceptance’s accounting policies set forth in its periodic reports filed with the Securities and Exchange Commission plus recoveries on such Purchased Loan if it has been written off, less (C) Collections on the related Purchased Loan Contract applied through the date of determination to the reduction of the balance of such Purchased Loan and write offs of such Purchased Loan.

2.6. The last paragraph of the defined term “Related Security” appearing in Section 1.1 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

For the avoidance of doubt, the term “Related Security” with respect to any Dealer Loan includes all rights arising under such Dealer Loan which rights are attributable to advances made under such Dealer Loan as the result of such Dealer Loan being secured by an Open Pool on the date such Dealer Loan was sold and Dealer Loan Contracts being added to such Open Pool.

2.7. Section 2.2(a)(iii) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(iii) In connection with such pledge, the Borrower (or the Servicer on its behalf) agrees to deliver to the Collateral Agent on the Closing Date or any Funding Date on which new Pools or Purchased Loans are pledged to the Collateral Agent, as the case may be, one or more computer files or microfiche lists containing true and complete lists of all applicable Dealer Agreements, Pools and Loans securing the payment of the Note and amounts due under the Transaction Documents and all of the Borrower’s obligations under the Note and the Transaction Documents as of the Closing Date or Funding Date, and all Contracts securing all such Loans, identified by, as applicable, account number, dealer number and pool number as of the end of the Collection Period immediately preceding such date.  Such file shall be marked as Schedule V hereto or as an addendum thereto, shall be delivered to the Collateral Agent as confidential and proprietary, and such Schedule V and each addendum thereto are hereby incorporated into and made a part of this Agreement.  Such Schedule V shall be supplemented and updated on the date of each Incremental Funding in the Revolving Period to include all Loans and Contracts pledged on the date of each such date so that, on each such date, the Collateral Agent will have a Schedule V that describes all Loans pledged by the Borrower to the Collateral Agent hereunder on or prior to said date of Incremental Funding, any related Dealer Agreements, Purchase Agreements and all Contracts securing or evidencing such Loans (other than those that have been released from the Collateral and those Dealer Loans that have been deemed to be satisfied pursuant to Section 6.15(b) hereto).  Such updated Schedule V shall be deemed to replace any existing Schedule V as of the date such updated Schedule V is provided in accordance with this Section 2.2(a)(iii).  Furthermore, Schedule V hereto shall be deemed to be supplemented on each date of Dealer Collections Purchase by the related list delivered by Credit Acceptance pursuant to Section 6.15(c).

2.8. Section 2.9(b) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(b)Initial Deposits.  On each Funding Date, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections received on and after the applicable Cut-Off Date and through and including the day that is two days  immediately preceding such Funding Date, in respect of the Loans.

2.9. Section 3.2(i) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(i)No adverse selection procedures were used by the Borrower with respect to the Loans, Contracts or Dealer Agreements; provided, for the avoidance of doubt, that during the Revolving Period, the Borrower in its sole discretion may elect to pledge Dealer Loans secured by either Open Pools or Closed Pools.

2.10. Clauses (a)(i), (vi) and (vii) appearing in Section 4.2 of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(i)each Loan classified as an “Eligible Dealer Loan” (or included in any aggregation of balances of “Eligible Dealer Loans”) or as an “Eligible Purchased Loan” (or included in any aggregation of balances of “Eligible Purchased Loans”) by the Borrower or the Servicer in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Dealer Loan or Eligible Purchased Loan, as applicable, on the date so delivered; each Contract classified as an “Eligible Dealer Loan Contract” or “Eligible Purchased Loan Contract” (or included in any aggregation of balances of “Eligible Dealer Loan Contracts” or “Eligible Purchased Loan Contract”) by the Borrower or the Servicer in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Dealer Loan Contract or Eligible Purchased Loan Contract, as applicable, on the date so delivered;

(vi)each Contract and Purchased Loan constitutes tangible or electronic chattel paper; and

(vii)no selection procedure believed by the Borrower to be adverse to the interests of the Secured Parties has been or will be used in selecting the Dealer Agreements, Loans or Contracts; provided that for the avoidance of doubt, during the Revolving Period, Credit Acceptance in its sole discretion may elect to transfer to the Borrower Dealer Loans secured by either Open Pools or Closed Pools.

2.11. The first sentence of clause (a) appearing in Section 4.5 of the Agreement is hereby amended and as so amended shall read as follows:

If a Loan or a Contract is an Ineligible Loan or Ineligible Contract, no later than the earlier of (i) knowledge by the Borrower of such Loan or Contract being an Ineligible Loan or Ineligible Contract and (ii) receipt by the Borrower from the Deal Agent, the Collateral Agent or the Servicer (provided that, if SST is Successor Servicer, SST shall only be obligated to inform the other parties to the Agreement of breaches detailed in Section 4.2 of which a Responsible Officer has actual knowledge) of written notice thereof the Borrower shall, by no later than the first Payment Date occurring after the Collection Period during which such discovery or notice thereof occurred, make a payment to the Collection Account in respect of each such Loan or Contract in an amount equal to the related Release Price.

2.12. Clauses (k)(ii), (k)(iii) and (k)(iv) appearing in Section 5.1 of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(ii)Annual Reporting.  Within 120 days after the close of the Borrower’s and Credit Acceptance’s fiscal years, (A) audited consolidated financial statements for Credit Acceptance and all of its Subsidiaries, accompanied by an unqualified audit report certified by independent certified public accountants, acceptable to the Deal Agent, and prepared in accordance with GAAP and any management letter prepared by said accountants and (B) unaudited financial statements for the Borrower, including balance sheets as of the end of such period and related statements of operations, prepared as presented within the audited consolidated financial statements of Credit Acceptance and all of its Subsidiaries.

(iii)Quarterly Reporting.  Within sixty (60) days after the close of the first three quarterly periods of each of the Borrower’s and Credit Acceptance’s fiscal years, (A) unaudited consolidated financial statements for Credit Acceptance and all of its Subsidiaries, including the consolidated balance sheets as of the end of each such period and consolidated related statements of operations and cash flows for the period from the beginning of such fiscal year to the end of such quarter, prepared in accordance with GAAP and certified by its chief financial officer or treasurer as true, accurate and complete in all material respects and (B) unaudited financial statements for the Borrower, including balance sheets as of the end of each such period and related statement of operations for the period from the beginning of such fiscal year to the end of such quarter, prepared as presented within the unaudited consolidated financial statements of Credit Acceptance and all of its Subsidiaries and certified by its chief financial officer or treasurer as true, accurate and complete in all material respects;

(iv)Compliance Certificate.  Together with the financial statements required hereunder, a compliance certificate signed by the Borrower’s or Credit Acceptance’s, as applicable, chief financial officer or treasurer stating that (A) the attached consolidated financial statements of Credit Acceptance and all of its Subsidiaries have been prepared in accordance with GAAP and accurately reflect the financial condition of Credit Acceptance, (B) the attached financial statements of the Borrower have been prepared as presented within the consolidated financial statements of Credit Acceptance and all of its Subsidiaries and accurately reflect the financial condition of the Borrower, and (C) to the best of such Person’s knowledge, no Servicer Termination Event, Potential Servicer Termination Event, Termination Event or Unmatured Termination Event exists, or if any Servicer Termination Event, Potential Servicer Termination Event, Termination Event or Unmatured Termination Event exists, stating the nature and status thereof;

2.13. The following new clause (j) is hereby inserted at the end of Section 5.5 of the Agreement:

(o)Electronic Contracts.  Credit Acceptance will not transfer to the Borrower any Purchased Loan Contract constituting electronic chattel paper or any Dealer Loan secured by a Dealer Loan Contract constituting electronic chattel paper, in either case, unless and until all of the following conditions precedent have been satisfied:  (i) Credit Acceptance shall have delivered to the Deal Agent at least 10 days prior written notice of first such transfer, (ii) prior to the first such transfer, Credit Acceptance shall have delivered or caused to be delivered to the Collateral Agent, the Deal Agent and the Lender an Opinion of Counsel in form and substance acceptable to the Deal Agent in its sole discretion (which may be a reasoned opinion as to what a court would hold) substantially to the effect that, assuming specific procedures are followed by Credit Acceptance, Credit Acceptance’s security interest (as defined in the UCC) in the Contracts constituting electronic chattel paper will be perfected by “control” and (iii) Credit Acceptance shall have "control" of such electronic chattel paper within the meaning of Section 9-105 of the UCC.

2.14. Clauses (i), (iv)(B) and (v) appearing in Section 6.2(c) of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(i)The Borrower, Deal Agent and Collateral Agent hereby revocably appoint Credit Acceptance as custodian (or if there has been a Successor Servicer appointed hereunder then such Successor Servicer shall act as custodian), and Credit Acceptance (or the Successor Servicer, if applicable) hereby accepts such appointment, to hold and maintain physical possession of the Contract Files and all Records (or with respect to any Contract constituting electronic chattel paper, to maintain "control" (for UCC purposes) of the Authoritative Electronic Copy thereof) (in such capacity together with its successors in such capacity, the “Custodian”).  The Contract Files and Records are to be delivered to the Custodian or its designated bailee by or on behalf of the Borrower, the Deal Agent and Collateral Agent within two (2) Business Days preceding the Funding Date or within 2 Business Days after each Addition Date, as the case may be, with respect to each Loan acquired on the Funding Date or Addition Date.

(iv)(B)carry out such policies and procedures in accordance with its customary actions with respect to the handling and custody of the Contract Files and Records so that the integrity and physical possession of the Contract Files and Records (or with respect to any Contract constituting electronic chattel paper, the integrity and "control" (for UCC purposes) of the Authoritative Electronic Copy thereof) will be maintained.

(v)Credit Acceptance shall have the obligation (i) to physically segregate the Contract Files (to the extent held in physical form) from the other custodial files it is holding for its own account or on behalf of any other Person, (ii) to physically mark the Contract folders (to the extent held in physical form) to demonstrate the transfer of Contract Files and the Collateral Agent’s security interest hereunder, (iii) mark its computer records indicating the transfer of any Contract Files relating to Contracts constituting electronic chattel paper and the Collateral Agent’s security interest hereunder and (iv) with respect to each Contract constituting electronic chattel paper, cause the single “authoritative copy” (within the meaning of Section 9-105 of the UCC) to be communicated to and maintained at all times by Credit Acceptance such that the “authoritative copy” constitutes an Authoritative Electronic Copy at all times.

2.15. Clauses (d) appearing in Section 6.11 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

           (d)any material representation, warranty or certification made by the Servicer (only with respect to Credit Acceptance) in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made; which continues unremedied for more than thirty (30) days (or a longer period, not in excess of sixty (60) days, as may be reasonably necessary to remedy such default, if the default is capable of remedy within sixty (60) days or less and the Servicer delivers an Officer’s Certificate to the Deal Agent to the effect that it has commenced, or will promptly commence and diligently pursue, all reasonable efforts to remedy the default);

2.16. The following new Section 6.15 is hereby added to the Agreement and shall read as follows:

Section 6.15.Dealer Collections Repurchase; Replacement of Dealer Loan with Related Purchased Loans.  The parties hereto acknowledge the following:

(a)In the ordinary course of its business in managing its serviced portfolio of dealer loans, Credit Acceptance may from time to time agree to enter into agreements (each, a “Dealer Collections Purchase Agreement”) with Dealers, pursuant to which the applicable Dealer agrees to sell and assign to Credit Acceptance all of its rights, interests and entitlement in and to one or more Pools of Dealer Loan Contracts securing one or more Dealer Loans, including such Dealer’s ownership interest in such Dealer Loan Contracts and rights to receive the related Dealer Collections (a “Dealer Collections Purchase”).

(b)Credit Acceptance has assigned all of its rights under any Dealer Collections Purchase Agreements (including, without limitation, any right, title and interest in any Dealer Loan Contract acquired from a Dealer thereunder) to the Borrower pursuant to the Contribution Agreement.  Upon the payment by Credit Acceptance to the applicable Dealer under a Dealer Collections Purchase Agreement of the purchase price thereunder (the “Dealer Collections Purchase Price”), the related Dealer Loans shall be deemed to have been satisfied and, pursuant to the Contribution Agreement, the Dealer Loan Contracts securing such Dealer Loans shall be automatically and immediately transferred by Credit Acceptance to Borrower as Purchased Loan Contracts, and the loans thereunder shall be deemed Purchased Loans for all purposes of this Agreement.  For the avoidance of doubt, all Collections on such Purchased Loan Contracts shall be included in Available Funds, and the determination of whether any Purchase Loan so transferred to the Borrower on the date of a Dealer Collections Purchase is an Eligible Purchased Loan shall be made on the date of such Dealer Collections Purchase.

(c)On the date of each Dealer Collections Purchase, Credit Acceptance shall deliver to the Collateral Agent a list identifying (A) all Dealer Loans satisfied as a result of such Dealer Collections Purchase, (B) each Dealer Loan Contract previously securing such Dealer Loans and (C) the Purchased Loans and Purchased Loan Contracts evidencing such Purchased Loans resulting from such Dealer Collections Purchase, in each case, identified by account number, dealer number and pool number, as applicable.  Such list shall be deemed to supplement Exhibit A to the Contribution Agreement and Schedule V hereto as of the date of such Dealer Collections Purchase.

Section 3. Conditions Precedent; Effectiveness of Amendment.  This Amendment shall become effective as of the date when each document specified in Exhibit A attached hereto has been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent has received all such executed documents.

Section 4. Representations of the Borrower and Servicer.  Each of Borrower and Credit Acceptance hereby represents and warrants to the parties hereto that as of the date hereof each of the representations and warranties contained in Article IV of the Agreement and any other Transaction Document to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then are true and correct as of such earlier date) and that no Termination Event has occurred and is continuing as of the date hereof and after giving effect to this Amendment.

Section 5. Agreement in Full Force and Effect.  Except as expressly set forth herein, all terms and conditions of the Agreement, as amended, shall remain in full force and effect.

Section 6. Execution in Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which so executed shall be deemed an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 7.  Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK.  EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 8.Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

[Signature Pages To Follow]

In Witness Whereof, the parties hereto have caused this First Amendment to Amended and Restated Loan and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

CAC Warehouse Funding III, LLC

By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: SVP and Treasurer

Credit Acceptance Corporation

By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: SVP and Treasurer

Fifth Third Bank

By: /s/ Brian Gardner
Name: Brian Gardner
Title: Vice President

Systems & Services Technologies, inc.

By: /s/ Kimberly K. Costa
Name: Kimberly K. Costa
Title: Contract Officer

[Signature Page to First Amendment to Amended and Restated Loan and Security Agreement]

Exhibit A

Condition Precedent Documents Relating to First Amendment

I.Transaction Documents
A.First Amendment to Amended and Restated Loan and Security Agreement	Skadden
B.First Amendment to Amended and Restated Contribution Agreement	Skadden

II.Opinions Of Counsel
A.Opinion of Skadden as to certain corporate and enforceability matters	Skadden
B.Opinion of Dykema as to certain corporate matters under Michigan law	Dykema
III.Additional Documents
A.Amended & Restated Fee Letter	Skadden
B.Good Standing Certificates for each of the Borrower and Credit Acceptance	Skadden
C.Certificates of Officers of each of the Borrower and Credit Acceptance certifying as to (i) incumbency and specimen signatures, (ii) organizational documents and (iii) authorizing resolutions (or similar) authorizing such entity’s entry into this Amendment.

Key:

Dykema	Dykema Gossett PLLC
Skadden	Skadden, Arps, Slate, Meagher & Flom LLP